Exhibit 99.1
News Release
Fanapt™ Launches in the U.S.
ROCKVILLE, MD, January 11, 2010 — Vanda Pharmaceuticals (NASDAQ: VNDA) today announced that Novartis Pharmaceuticals Corporation has launched Fanapt™ (iloperidone) in the U.S. Fanapt™ was approved by the U.S. Food and Drug Administration on May 6, 2009 for the acute treatment of schizophrenia in adults.
In October 2009, Vanda and Novartis Pharma AG entered into an agreement, pursuant to which Novartis has exclusive U.S. and Canadian commercialization rights to Fanapt™. Under this agreement, Vanda received an upfront payment of $200 million and is eligible for future payments totaling up to $265 million upon the achievement of certain commercial and development milestones for Fanapt™, as well as royalties based upon net sales. Novartis assumed the commercialization and further clinical development activities in the U.S. and Canada, including the development and commercialization of a long-acting injectable (or depot) formulation of Fanapt™.
Vanda retains the right to commercialize Fanapt™ oral and depot formulations outside the U.S. and Canada. At Novartis’ option, the parties will enter into good faith discussions relating to an agreement for the co-commercialization of Fanapt™ outside of the U.S. and Canada or, alternatively, Novartis will receive a royalty based upon net sales.
About Schizophrenia
Schizophrenia is a chronic, severe and disabling mental disorder, characterized by profound disruptions in thinking, affecting language, perception, and the sense of self. It often includes psychotic experiences, such as hearing voices or delusions. Schizophrenia typically begins in late adolescence or early adulthood and affects 2.4 million Americans or 1.1% of the adult population.
About Fanapt™
Fanapt belongs to a class of medications for schizophrenia known as atypical antipsychotics. The term “atypical” refers to the different mechanisms of action of second-generation antipsychotics.
The FDA approval of Fanapt was supported by two placebo- and active-controlled short-term (4- and 6-week) trials and safety data derived from more than 2,000 patients. Both trials enrolled patients who met the DSM-III/IV criteria for schizophrenia. Fanapt was shown to be superior to placebo in controlling symptoms of schizophrenia across doses of 12 mg to 24 mg per day — which is the recommended daily target dose range. Titration to the target dose of 12 mg per day can be achieved in 4 days.
IMPORTANT SAFETY INFORMATION FOR FANAPT (iloperidone) TABLETS
Fanapt™ tablets are indicated for the acute treatment of schizophrenia in adults.
Elderly patients are at an increased risk of death when compared with patients who are treated with a placebo. Fanapt is not approved for the treatment of elderly patients (aged 65 and older) with psychosis related to dementia.
Serious Side Effects
Fanapt may change your heart rhythm (meaning there is more time between heart beats). Heart rhythm changes have occurred in patients taking Fanapt and are a risk factor for serious, even life-threatening medical issues. You should tell your doctor if you have or had heart problems. Call your doctor right away if you feel faint or have unpleasant feelings of irregular or forceful heart beats as any of these feelings could be a sign of a rare, but serious side effect that could be fatal.
Very high fever, rigid muscles, shaking, confusion, sweating, or increased heart rate and blood pressure. These may be signs of a condition called neuroleptic malignant syndrome (NMS), a rare but serious side effect which could be fatal.
Abnormal or uncontrollable movements of the face, tongue, or other parts of body may be signs of a serious condition called tardive dyskinesia (TD), which could become permanent.
If you have diabetes or risk factors for diabetes (for example, obesity, family history of diabetes), or you have unexpected increases in thirst, urination, or hunger, your blood sugar should be monitored. Increases in blood sugar levels (hyperglycemia), in some cases serious and associated with coma or death, have been reported in patients taking Fanapt and medicines like it.
Tell your doctor if you have a history of or are at risk for seizures, have liver disease, or if you are pregnant or intend to become pregnant. Tell your doctor about all prescription and nonprescription medicines you are taking, since there are some risks for drug interactions.
Lightheadedness or faintness caused by a sudden change in heart rate and blood pressure when rising quickly from a sitting or lying position (orthostatic hypotension) has been reported with Fanapt.
Decreases in white blood cells (infection-fighting cells) have been reported in some patients taking antipsychotic agents, including Fanapt. Patients with a history of a significant decrease in white blood cell (WBC) count or who have experienced a low WBC count due to drug therapy should have their blood tested and monitored during the first few months of therapy.
Fanapt can increase the level of the hormone prolactin. Tell your doctor if you have signs of high prolactin levels, such as breast enlargement, breast pain, or breast discharge.
Medicines like Fanapt can impact your body’s ability to reduce your temperature. You should avoid overheating. You should drink fluids so that you do not become thirsty (dehydrated).
Fanapt and medicines like it have been associated with swallowing problems (dysphagia). If you had or have swallowing problems, you should tell your doctor.
As with many conditions that affect the way you think and feel, thoughts of suicide may occur. If you get these feelings, seek help immediately from your doctor, or local emergency room.
For males, in the rare event you have a painful or prolonged erection (priapism), lasting 4 or more hours, stop using Fanapt and seek immediate medical attention.
Fanapt and medicines like it can affect your judgment, thinking, or motor skills. You should not drive or operate hazardous machinery including automobiles until you know how Fanapt affects you.
Common Side Effects
The most common side effects include dizziness, dry mouth, feeling unusually tired or sleepy, stuffy nose, orthostatic hypotension, racing heart beat, and weight gain. The average weight gain in clinical studies was 5 lbs. If you experience any of these symptoms, talk with your doctor.

When taking Fanapt, you should avoid drinking alcohol, and you should not breastfeed.
If you would like more information, talk with your doctor. You can also visit the Fanapt Web site at www.Fanapt.com or call Novartis Pharmaceuticals Corporation at: 1-888-NOW-NOVA (1-888-669-6682) Monday-Friday, 8:30 am — 5:00 pm ET.
About Vanda
Vanda Pharmaceuticals Inc. is a biopharmaceutical company focused on the development and commercialization of clinical-stage products for central nervous system disorders. For more on Vanda, please visit http://www.vandapharma.com.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Various statements in this release are “forward-looking statements” under the securities laws. Words such as, but not limited to, “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “targets,” “likely,” “will,” “would,” and “could,” and similar expressions or words, identify forward-looking statements. Forward-looking statements are based upon current expectations that involve risks, changes in circumstances, assumptions and uncertainties. Important factors that could cause actual results to differ materially from those reflected in the company’s forward-looking statements include, among others: the extent and effectiveness of the development, sales and marketing and distribution support Fanapt™ receives; Vanda’s ability to successfully commercialize Fanapt™ outside of the U.S. and Canada; delays in the completion of Vanda’s clinical trials; a failure of Vanda’s products to be demonstrably safe and effective; Vanda’s failure to obtain regulatory approval for its products or to comply with ongoing regulatory requirements for its products; a lack of acceptance of Vanda’s products in the marketplace, or a failure to become or remain profitable; Vanda’s expectations regarding trends with respect to its costs and expenses; Vanda’s inability to obtain the capital necessary to fund its commercial and research and development activities; Vanda’s failure to identify or obtain rights to new products; Vanda’s failure to develop or obtain sales, marketing and distribution resources and expertise or to otherwise manage its growth; a loss of any of Vanda’s key scientists or management personnel; losses incurred from product liability claims made against Vanda; a loss of rights to develop and commercialize Vanda’s products under its license and sublicense agreements and other factors that are described in the “Risk Factors” section (Part II, Item 1A) of Vanda’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2009 (File No. 001-34186). In addition to the risks described above and in Part II, Item 1A of Vanda’s quarterly report on Form 10-Q, other unknown or unpredictable factors also could affect Vanda’s results. There can be no assurance that the actual results or developments anticipated by Vanda will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, Vanda. Therefore, no assurance can be given that the outcomes stated in such forward-looking statements and estimates will be achieved.
All written and verbal forward-looking statements attributable to Vanda or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to herein. Vanda cautions investors not to rely too heavily on the forward-looking statements Vanda makes or that are made on its behalf. The information in this release is provided only as of the date of this release, and Vanda undertakes no obligation, and specifically declines any obligation, to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.
CONTACT: Investors, Stephanie R. Irish, stephanie.irish@vandapharma.com, or Media, Cristina Murphy, cristina.murphy@vandapharma.com, both of Vanda Pharmaceuticals Inc., +1-240-599-4500